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Exhibit 10.28

SEPARATION, CONSULTING AND RELEASE AGREEMENT

        This Separation and Release Agreement (the "Agreement") is made between (i) Dan Stinchcomb ("Employee") and (ii) Heska Corporation (the "Company"). Employee and the Company are referred to collectively as the "Parties" and individually as a "Party."

RECITALS

        WHEREAS, Employee was employed at the Company's Fort Collins Heska facility;

        WHEREAS, Employee resigned his employment with the Company effective December 31, 2004 (the "Resignation Date");

        WHEREAS, the Parties wish to (1) resolve fully and finally any potential claims by Employee against the Company, (2) maintain a business relationship for a reasonable transition period and (3) restrict certain activities by Employee in the future; and

        WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

        NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

        1.     Resignation and Effective Date. Employee's last date of employment with the Company is December 31, 2004. This Agreement shall become effective (the "Effective Date") on the eighth (8th) day after Employee's execution of this Agreement, provided that Employee has not revoked Employee's acceptance pursuant to Paragraph 8.f. below.

        2.     Consulting Services. Employee shall act as an outside consultant to the company during the period from January 1, 2005 to June 30, 2005 (the "Consulting Period") in a manner as follows. Employee shall make himself reasonably available for telephonic consultation with the Company's Chief Executive Officer (the "CEO") during the Consulting Period. The extent of such telephonic consultation, if any, shall be at the sole and absolute discretion of the CEO; provided, however, that such telephonic consultation shall not exceed five (5) hours per week.

        3.     Compensation.

          a.     Monthly Payments. Employee shall receive six (6) monthly payments equal to Employee's monthly "base salary" immediately prior to the resignation date. Payments will be made in accordance with the Company's standard pay dates and payroll practices. These payments (less applicable taxes and deductions) will be mailed or direct deposited to the Employee, so long as Employee has executed this Agreement and has not revoked this Agreement as set forth below.

          b.     Vacation Pay. The Company will pay Employee for all accrued, but unused, vacation in a lump sum check in the amount of $5,010.68 made payable to Employee and delivered or direct deposited to Employee on December 31, 2004.

          c.     Medical and Dental Benefits. Provided that Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay, on Employee's behalf, the portion of premiums of Employee's group health insurance, including coverage for Employee's eligible dependents, that the Company paid prior to Employee's resignation of employment with the Company as set forth below. The Company will pay such premiums for Employee's eligible dependents only for coverage for which those dependents were enrolled immediately prior to the Resignation Date. Employee will continue to be required to pay that portion of the premium of Employee's health coverage, including coverage for Employee's eligible dependents, that Employee was required to pay as an active employee immediately prior to the Resignation Date. If Employee executes this Agreement and does not revoke this Agreement, Employee is eligible for such premium payments covering the time period beginning January 1, 2005 and ending on June 30, 2005. For the balance of the period that Employee is entitled to coverage under COBRA, Employee shall be entitled to maintain coverage for Employee and Employee's eligible dependents at Employee's sole expense.

          d.     Stock Options. In consideration for Employee signing and not revoking this Agreement, the Company will allow all stock options issued to Employee on January 31, 2003 and outstanding and unvested as of January 10, 2005 to vest in full as of January 10, 2005. Moreover, if Employee signs and does not revoke this Agreement, the exercise period for Employee's vested options will be extended to and including September 30, 2005. Other than as provided herein, the terms of Employee's stock option grants/agreements and the Company's stock option plan (copies of which are attached hereto as Exhibit A) remain in full force and effect. The Company may, consistent with its obligations under such plan or plans, amend or discontinue any or all stock option plans at any time.

          e.     Taxes. If, for any reason, at any time, a claim is made against the Company for any tax or withholding in connection with or arising out of any payment made or consideration provided under this Paragraph 2 of this Agreement, Employee shall respond to any such claim within thirty (30) days of being notified by the Company and Employee agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, taxes, attorneys' fees, penalties, and/or interest, which are or become due from the Company.

        4.     Return of Company Property. Employee agrees to return all Company property to Mark Cicotello, no later than January 10, 2005. This property includes, but is not limited to, Company data, documents, and files (in any recorded media, such as papers, computer disks, copies, photographs, electronic data, transparencies, customer lists, and microfiche) that relate in any way to the Company or the Company's business. Employee agrees to return all tools, equipment, materials, access keys or keys, credit cards, laptops, computer disks, computer files, and badges. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company's business on any personal computer, Employee will delete the data, files, or information (and will retain no copies in any form).

        5.     General Release.

          a.     The Employee, for himself, and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys' fees (including, but not limited to, any claim of entitlement for attorneys' fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys' fees) of every kind and description from the beginning of time through the end of the Consulting Period (the "Released Claims").

          b.     The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Employee's employment with the Company or the termination thereof; (ii) statements, acts, or omissions by the Company whether in its individual or representative capacities; (iii) express or implied agreements between the Parties; (iv) any stock option grant, agreement, or plan (except as provided herein); (v) all state and federal statutes, including, but not limited to, claims based on race, sex, disability, age, or any other characteristic of Employee under the Americans with Disabilities Act, the Older Worker's Benefit Protection Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee's Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, and/or the Worker Adjustment and Retraining Notification Act; (vi) any federal and state common law; and (vii) any claim which was or could have been raised by Employee. The Released Claims include, but are not limited to, claims related to the negotiation and execution of this Agreement, including, but not limited to, claims that this Agreement was fraudulently induced.

        6.     Unknown Facts. This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows to be or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

        7.     Confidential Information and Non-solicitation.

          a.     Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers, or other terms or conditions of the negotiations or the agreement reached, shall be kept confidential by Employee from all persons and entities other than the Parties to this Agreement. Employee may disclose the amount received in consideration of the Agreement only if necessary (i) for the limited purpose of making disclosures required by law to agents of the local, state, or federal governments, (ii) for the purpose of enforcing any term of this Agreement, or (iii) in response to compulsory process, and only then after giving the Company ten (10) days advance notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about this matter, Employee shall state, "My employment with the Company has ended," and nothing more.

          b.     Employee shall not use, nor disclose to any third party, any of the Company's business, customer, personnel, or financial information that Employee learned or has knowledge of during Employee's employment with the Company. Employee hereby expressly acknowledges that any breach of this Paragraph 6 or of the Employee Confidential Information and Inventions Agreement shall result in a claim for injunctive relief or damages against Employee by the Company and possibly by others.

        8.     No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any party hereto with regard to this Agreement, shall be construed as an admission by any party of liability or of any fact that might give rise to liability for any purpose whatsoever.

        9.     Representations and Warranties. Employee represents and warrants as follows:

          a.     Employee has read this Agreement, and Employee agrees to the conditions and obligations set forth in it.

          b.     Employee voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement, representation, or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company.

          c.     Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

          d.     Employee has not previously disclosed any information that would be a violation of Paragraphs 6 and 14 if such disclosure were to be made after the execution of this Agreement.

          e.     Employee has full and complete legal capacity to enter into this Agreement.

          f.      Employee understands that Employee is waiving and releasing any claims Employee may have under the Age Discrimination in Employment Act. Employee may revoke this Agreement for seven (7) days following its execution, and this Agreement shall not become enforceable and effective until seven (7) days after such execution. If Employee chooses to revoke this Agreement, Employee must provide written notice to Mr. Mark Cicotello, Vice President, Human Resources, Heska Corporation, 1613 Prospect Parkway, Fort Collins, Colorado 80525, facsimile: 970-472-1636, by hand delivery and by facsimile within seven (7) calendar days of Employee's execution of this Agreement. If Employee does not revoke within the seven-day period, the right to revoke is lost.

          g.     Employee admits, acknowledges, and agrees that (i) Employee is not otherwise entitled to the amounts set forth in Paragraph 2 and (ii) those amounts are good and sufficient consideration for this Agreement. Employee admits, acknowledges, and agrees that Employee has been fully and finally paid or provided all wages, compensation, bonuses, stock, stock options, vacation, paid time off, or other benefits from the Company which are or could be due to Employee under the terms of Employee's employment with the Company or otherwise.

          h.     He has had at least twenty-one (21) days in which to consider the terms of this Agreement. In the event that Employee executes this Agreement in less time, it is with the full understanding that he had the full twenty-one (21) days if he so desired and that he was not pressured by the Company or any of its representatives or agents to take less time to consider the Agreement. In such event, Employee expressly intends such execution to be a waiver of any right he had to review the Agreement for a full twenty-one (21) days.

        10.   Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to effect the intent of the parties to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

        11.   Enforcement. The releases contained herein do not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

        12.   Entire Agreement. With the exception only of Employee's obligations under the Employee Confidential Information and Inventions Agreement and as otherwise set forth herein, this Agreement constitutes the entire agreement between the Parties. This Agreement supersedes any and all prior agreements (except those described in the first sentence of this Paragraph), and this Agreement cannot be modified except in writing signed by all Parties.

        13.   Venue, Applicable Law, and Submission to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Any disputes arising under this Agreement, by any asserted breach of this Agreement, or from the employment relationship between the Company and the Employee shall be litigated in the state or federal courts in Colorado.

        14.   Counterparts. This Agreement may be executed in counterparts.

        15.   Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, but not limited to, statements regarding the Company's financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, or affiliates.

        16.   Assignment. The Company may assign its rights under this Agreement. Employee cannot assign Employee's rights under this Agreement without the written consent of the Company. No other assignment is permitted except by written permission of the Parties.

        IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement on the dates written below.

EMPLOYEE	HESKA CORPORATION
/s/ DAN STINCHCOMB DAN STINCHCOMB	/s/ MARK CICOTELLO MARK CICOTELLO
V.P. of Human Resources Title
December 15, 2004 Date	December 14, 2004 Date

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SEPARATION, CONSULTING AND RELEASE AGREEMENT